Marrone Bio announces transformative acquisition of Pro Farm Technologies in the $4.6 billion seed- and soil-treatment market

Pro Farm products expected to substantially accelerate growth trajectory

DAVIS, Calif. – August 8, 2019 -- Marrone Bio Innovations Inc. (NASDAQ: MBII), an international leader in sustainable bioprotection and plant health solutions, announced today that it has entered into a definitive purchase agreement to acquire Pro Farm Technologies OY, which will increase Marrone Bio’s market share and global platform in the $4.6 billion seed- and soil-treatment market.

With the acquisition of Pro Farm, Marrone Bio will add proprietary nutrient and biostimulant technology and products for seed and foliar treatments to its portfolio. This transaction also will give the company a significant opportunity to leverage an expanded global distribution network for all of MBI’s products. Marrone Bio expects to benefit from partial-year sales in 2019 as a result of the transaction. With historical gross margins significantly higher than Marrone Bio’s current product portfolio average, the Pro Farm acquisition is expected to be accretive to net income and cash flow from operations in 2020.

“This acquisition is an example of the kind of transformative investments that we seek to grow Marrone Bio from a product, crop and geographic perspective, and to do so in a way that can immediately accelerate our revenue growth and margin expansion,” said Marrone Bio Chairman of the Board Bob Woods. “We believe acquisitions like Pro Farm will allow us to cost-effectively expand our global scale, and significantly escalate our growth trajectory.”

Marrone Bio Chief Executive Officer Dr. Pam Marrone added, “Today’s announcement is a critical step in our strategic objective to build a platform company that leverages our scientific, manufacturing and commercial expertise through new agricultural solutions. We believe we have the technology, talent and financial support to achieve our goal of creating a biological ag inputs company of major scope and scale.”

The transaction is expected to close in the third quarter of 2019, subject to satisfaction of customary conditions. Pro Farm is being acquired for an agreed enterprise value of $31.8 million, including a combination of $6.2 million cash and 12.7 million shares of Marrone Bio stock to be paid to Pro Farm’s equity holders, debt holders and advisors upon the closing of the transaction, as well as the opportunity for potential payment of a total of up to $7.5 million of additional shares of stock deliverable from 2021 through 2024 based on the achievement of agreed commercial milestones.

Marrone Bio announced separately today that it has established a $36.6 million financing facility through a right to call the exercise of certain existing warrants. Any resulting cash raised is anticipated to be sufficient to fund the current operating plan to a breakeven level, as well as fund near-term strategic alternatives such as the Pro Farm acquisition.

Pro Farm Background

Pro Farm, based in Finland, expands Marrone Bio’s international presence with a portfolio of products with a new mode of action to stimulate plant growth and improve plant health, resulting in improved yields and crop quality.

The Pro Farm manufacturing process begins with lignin – the key structural material found in wood and bark. The lignin is extracted as a byproduct from the pulp and paper industry, which Pro Farm converts into a purified derivative called lignosulfonate. The lignosulfonate is then combined in proprietary and patent-protected formulations that are highly concentrated and bio-available. The resulting plant stimulants encourage earlier plant establishment, more robust plant emergence, and overall improved plant health.

Pro Farm’s proven technology is used in seed and foliar treatments in the major row and specialty crops of corn, cereals, sunflowers, oilseed rape (canola), sugar beets and vegetables, with other crops in development. It has distribution agreements servicing most of the major global agricultural production areas, with particular strength in Europe and the Commonwealth of Independent States (CIS), and expansion under way in Latin America, North America, Africa and Asia.

Marrone Bio intends to retain Pro Farm’s key employees, and Pro Farm’s partial ownership of its manufacturing facility will transfer with the acquisition.

Industry Background

The 2018 global seed treatment market is valued at $4.6-$4.9 billion (Mordor Intelligence and Adroit Market Research), growing at an estimated CAGR of 9.8 percent to 11.3 percent. Europe is 33.2 percent of the global seed treatment, valued at approximately $1.6 billion.

Conference Call and Webcast

Management will host an investor conference call today, August 8, 2019, at 1:30 p.m. PDT (4:30 p.m. EDT) to discuss Marrone Bio Innovations’ second quarter and first half 2019 financial results, as well as the announced Pro Farm acquisition and warrant financing transaction, among other corporate updates. The call will conclude with a Q&A from participants. To participate, please use the following information:

Q2 2019 Conference Call and Webcast

Date: Thursday, August 8, 2019

Time: 1:30 p.m. Pacific time (4:30 p.m. Eastern time)

U.S. Dial-in: 1-888-220-8451

International Dial-in: 1-323-794-2588

Conference ID: 7511917

Webcast: http://public.viavid.com/index.php?id=135553

Please dial in at least 10 minutes before the start of the call to ensure timely participation.

A playback of the call will be available through September 8, 2019. To listen, call 1-844-512-2921 within the United States or 1-412-317-6671 when calling internationally. Please use the replay pin number 7511917. A webcast will also be available for 30 days on the IR section of the Marrone Bio Innovations website or by clicking here: MBII Q2 2019 Webcast.

About Marrone Bio Innovations

Marrone Bio Innovations Inc. (NASDAQ: MBII) is a growth-oriented company leading the movement to more a sustainable world through the discovery, development and sale of innovative biological products for crop protection, plant health and waterway systems treatment that help customers operate more sustainably while increasing their return on investment. MBI has screened over 18,000 microorganisms and 350 plant extracts, leveraging its in-depth knowledge of plant and soil microbiomes enhanced by advanced molecular technologies and natural product chemistry to rapidly develop seven product lines. Supported by a robust portfolio of over 400 issued and pending patents, MBI’s currently available commercial products are Regalia®, Stargus®, Grandevo®, Venerate®, Majestene®, Haven® and Amplitude®, Zelto® and Zequanox®, with a breakthrough bioherbicide and biofumigant in the Company’s product pipeline.

Learn more about Marrone Bio Innovations at www.marronebio.com. We also use our investor relations website, https://investors.marronebio.com, as well as our corporate Twitter account, @Marronebio, as means of disclosing material non-public information, and encourage our investors and others to monitor and review the information we make public in these locations. Follow us on social media: Twitter, LinkedIn and Instagram.

Marrone Bio Innovations Forward Looking Statements

This press release contains forward-looking statements that involve substantial risks and uncertainties. All statements, other than statements of historical facts, included in this press release regarding strategy, future operations and plans, including assumptions underlying such statements, are forward-looking statements, and should not be relied upon as representing MBI’s views as of any subsequent date. Examples of such statements include statements regarding the Pro Farm acquisition, including the timing and potential completion of such an acquisition, the anticipated payments of cash and stock required in connection with the transaction, and the benefits to the Company of the transaction, the Company’s anticipated use of its warrant facility, the benefits of the transaction, and the potential benefits of the Company’s products and the products being acquired in the acquisition. Such forward-looking statements are based on information available to the Company as of the date of this release and involve a number of risks and uncertainties, some beyond the Company’s control, that could cause actual results to differ materially from those anticipated by these forward-looking statements, including consumer, regulatory and other factors affecting demand for the Company’s products, any difficulty in marketing MBI’s products in global markets, competition in the market for pest management products, lack of understanding of bio-based pest management products by customers and growers, adverse decisions by regulatory agencies and other relevant third parties, and any difficulty in integrating the acquired business. Additional information that could lead to material changes in MBI’s performance is contained in its filings with the Securities and Exchange Commission. MBI is under no obligation to, and expressly disclaims any responsibility to, update or alter forward-looking statements contained in this release, whether as a result of new information, future events or otherwise.

Marrone Bio Innovations Contacts:

Pam Marrone, CEO and Founder

Jim Boyd, President and CFO

Telephone: +1 (530) 750-2800

Email: Info@marronebio.com

MBII Investor Relations

Greg Falesnik, Managing Director

MZ Group – MZ North America

Main: 949-385-6449

MBII@mzgroup.us

www.mzgroup.us